Exhibit 10.15

March 17, 2011

Stephen M. Mattessich

1182 Camden Drive

Santa Ana, CA 92706

RE:	Newgistics, Inc. Board of Directors

Dear Steve:

On behalf of Newgistics, Inc. (the “Company”), I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) and the Company’s Audit Committee as the Audit Chair, effective April 4, 2011. This offer is contingent upon (i) your completion of the enclosed Directors’, Executive Officers’ and Principal Stockholders’ Questionnaire, (ii) receipt of a background check satisfactory to the Company, (iii) your completion of the enclosed Nondisclosure Agreement and (iv) formal approval of your appointment by the Board.

The following summarizes the compensation that will be provided to you:

•

Option Grants: You will receive an initial option grant to purchase that number of shares of the Company’s common stock equal to $150,000 divided by the anticipated price per share of Common Stock of the Company to be issued in connection with the Company’s initial public offering, as reasonably determined by the Company’s Board (the “Initial Option Grant”). The Initial Option Grant will be immediately exercisable, vest initially as to 1/4 of the option shares on April 4, 2012, vest as to 1/36 of the balance of the option shares upon each additional month of service thereafter and have an exercise price per share equal to the fair market value of a share of common stock on the grant date. In addition, you will be eligible to receive annual option grants for continued Board service pursuant to the Company’s then current outside director compensation policy.

•

Cash Fees: Initially, your cash compensation will consist of $40,000 per year, comprised of $35,000 for Board membership and $5,000 for chairing the Audit Committee. Payments will be made in equal monthly installments and will be pro-rated for partial years. The Company does not pay incremental fees for attendance of Board meetings or telephone conferences, but will reimburse you for reasonable travel expenses for attending in-person Board meetings, subject to compliance with the Company’s reimbursement policies.

The compensation set forth above is subject to change from time to time in the future as determined by the Board.

Enclosed are the following documents for your review:

•	Directors’, Executive Officers’ and Principal Stockholders’ Questionnaire

•	Nondisclosure Agreement

•	Indemnification Agreement to be entered into effective upon your appointment.

•	Newgistics, Inc. Code of Business Conduct

•	Audit Committee Charter

The Company will also provide you with a copy of our Insider Trading Policy as soon as it is completed and approved by the Board.

This offer is submitted to you with the understanding that you will tender your resignation as a member of the Board in the event that you are not in compliance with the Company’s then applicable policies, codes or charters (including those set forth above). Should you accept this offer, you are representing to us that you (i) do not know of any conflict which would restrict your ability to serve on the Board or the Audit Committee, and (ii) will not provide the Company with any documents, records, or other confidential information in violation of the rights of other parties.

If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to me.

Sincerely,

NEWGISTICS, INC.

By:	/s/ William J. Razzouk
William J. Razzouk
Chairman, Board of Directors

Agreed and Accepted:

/s/ Stephen M. Mattessich
Stephen M. Mattessich

Date: March 29, 2011

cc: Newgistics, Inc. Board of Directors (without enclosures)

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (“Agreement”) is entered into as of March 29, 2011, by and between the undersigned and Newgistics, Inc. (the “Company”), with reference to the following:

RECITALS

WHEREAS, I have been elected to serve on the Company’s Board of Directors (the “Board”); and

WHEREAS, in my capacity as a member of the Board, I will receive the Company’s confidential and Proprietary Information (as defined below) and, subject to the Board’s discretion and approval, the Company will grant me a present right to purchase shares of the Company’s common stock, in each case as further provided in the offer letter by and between me and the Company (the “Board Offer Letter”); and

WHEREAS, this Agreement is necessary to protect and prevent any unauthorized, improper or unlawful disclosure of the Company’s Proprietary Information.

AGREEMENT

NOW THEREFORE, in exchange for the consideration provided to me in connection with my membership on the Board, including but not limited to the Company’s promise to provide me with immediate access to its Proprietary Information and, subject to the Board of Directors’ discretion and approval, the promise to grant me a present right to purchase shares of the Company’s common stock, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

1.	Recognition of Company’s Rights; Nondisclosure.

At all times that I am a member of the Board (hereinafter referred to as my “Membership”) and for two years thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s confidential or Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my Membership, or unless the President or the Board expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such confidential or Proprietary Information and recognize that all confidential and Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith. I further recognize that any suggestions, comments or contributions I make at any meeting of the Board or in connection with my duties during the term of my Membership is the Company’s confidential and Proprietary Information.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulas, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my Membership with the Company; (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers that were learned or discovered by me during my Membership; and (c) information regarding the skills and compensation of employees of the Company. Proprietary Information shall not include information (i) already in my possession and not subject to confidentiality requirements at the time of disclosure, (ii) obtained by me from another source without the duty of confidentiality, or (iii) readily available or generally known to the general public or to persons in the industry.

2.	Third Party Information.

I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Membership and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my Membership, Third Party Information unless expressly authorized in writing by an executive officer of the Company or the Board.

3.	No Improper Use of Materials.

I understand and agree that, in connection with my Membership, I shall not use or disclose the proprietary or confidential information or trade secrets of any employer, former employer, company for which I served on the Board of Directors, company for which I served on the advisory board, or any other person or entity. During my Membership, I will not bring onto the premises of the Company any unpublished documents or any property belonging to any employer, former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that employer, former employer, person, or entity.

4.	No Conflicting Obligation.

I represent that my performance of all the duties in connection with my Membership does not and will not breach any agreement between me and any other company, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5.	Legal and Equitable Remedies.

Because my services are personal and unique and because I may have access to and become acquainted with the confidential and Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

6.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.

7.	General Provisions.

7.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

7.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas.

7.3 Entire Agreement. This Agreement, together with the terms of the Board Offer Letter, set forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my Membership includes any time during which I may be retained by the Company as a consultant.

7.4 Severability. I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

7.5 Survival. The provisions of this Agreement shall survive the termination of my Membership for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

7.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.7 Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

7.8 Attorney’s Fees. In the event of litigation between me and the Company, the non-prevailing party (as determined at the time the court renders final non-appealable judgment on the litigation as a whole) shall pay to the prevailing party, in addition to any other amounts awarded, all reasonable legal and other related costs and expenses, including for example but not limited to attorneys’ fees, expert witness fees, court costs, costs of appeal, and all other reasonable out-of-pocket expenses incurred by the prevailing party in connection with such litigation.

[Signature Page Follows]

This Agreement shall be effective as of the first day of my Membership on the Company’s Board of Directors.

I UNDERSTAND THAT THIS AGREEMENT RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY POSITION ON THE NEWGISTICS, INC. BOARD OF DIRECTORS.

/s/ Stephen M. Mattessich
Stephen M. Mattessich

ACCEPTED AND AGREED TO:

NEWGISTICS, INC.

By:	/s/ William J. Razzouk
William J. Razzouk
President and Chief Executive Officer